Exhibit 10.6

AMENDMENT NO. 1 TO THE PREFERRED STOCK PURCHASE AGREEMENT

This Amendment No. 1 to the Preferred Stock Purchase Agreement (this “Amendment”), effective as of August 10, 2012, is entered into by and among TriState Capital Holdings, Inc., a Pennsylvania corporation (the “Corporation”), LM III TriState Holdings LLC, a Delaware limited liability company (“LM III”) and LM III-A TriState Holdings LLC, a Delaware limited liability company (“LM III-A” and together with LM III, the “Purchasers”). Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Agreement (as defined below).

WHEREAS, the Corporation and the Purchasers are parties to that certain Preferred Stock Purchase Agreement, dated as of April 24, 2012 (the “Agreement”).

WHEREAS, pursuant to Section 8.10 of the Agreement, the Corporation and the Purchasers desire to amend the Agreement and certain Annexes and Exhibits attached thereto as provided below.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned agree as follows:

1. Article 5 of the Agreement is hereby deleted and replaced in its entirety with the following:

“The Corporation and its Subsidiaries shall at all times comply with the covenants set forth in paragraphs 1 through 13, inclusive, of the Covenants Annex for so long as the Purchasers (or its permitted successors and assigns) hold Equity Securities of the Corporation comprising at least twenty-five percent (25%) of the Equity Securities the Purchasers purchased pursuant to this Agreement. The Corporation and its Subsidiaries shall at all times comply with the covenants set forth in paragraphs 14 and 15 of the Covenants Annex.”

2. Section 2 of the Covenants Annex of the Agreement is hereby deleted and replaced in its entirety with the following:

“Access Rights. So long as any Purchaser holds Equity Securities, one time in each of the Corporation’s fiscal quarters, the Corporation shall permit any representatives designated by any Purchaser, upon reasonable notice and at mutually agreeable times during normal business hours, to (a) visit and inspect any of the properties of the Corporation and its Subsidiaries, (b) examine the corporate and financial records of the Corporation and its Subsidiaries and make copies thereof or extracts therefrom and (c) discuss the affairs, finances, and accounts of any such entities with the directors, officers, key employees and independent accountants of the Corporation and Subsidiaries; provided, that, in each case, access to highly confidential proprietary information and facilities need not be provided.”

3. The Purchaser Conditions Annex of the Agreement is hereby amended by adding the following Section 19 to the end of the Purchaser Conditions Annex:

“19. Stockholders’ Agreements. The Corporation, LM III, and Persons other than the Persons listed on Schedule B who collectively hold at least 28% of the Collective Common Stock issued and outstanding as of the Closing Date shall have duly executed and delivered the stockholders’ agreement in the form of Exhibit F (the “Stockholders’ Agreement”), and the Stockholders’ Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified. In addition, the Corporation, LM III, and Persons listed on Schedule B who collectively hold at least 5% of the Collective Common Stock issued and outstanding as of the Closing Date shall have duly executed and delivered the stockholders’ agreement in the form of Exhibit G (the “Affiliated Stockholders’ Agreement”), and the Affiliated Stockholders’ Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified.”

4. The Covenants Annex of the Agreement is hereby amended by adding the following Sections 14 and 15 to the end of the Covenants Annex:

“14. Director Rights.

(a) Subject to the receipt of any required regulatory approvals or non-objections, contemporaneously with the Closing, the Corporation, through all necessary actions required to be taken by the Board, will appoint one individual designated by LM III (the “Purchaser Designee”) to serve as a Class 4 member of the Board, and to serve as a member of the Compensation and Nominating and Corporate Governance Committees (or if such committees cease to exist or are restructured, committees that are their successors or that have responsibilities substantially similar to such committees) of the Corporation. The term of such Class 4 members expires on April 24, 2016, and the length of such term shall not be reduced.

(b) Subject to the receipt of any required regulatory approvals or non-objections, contemporaneously with the Closing, the Corporation will take all actions necessary and appropriate to cause each significant Subsidiary of the Corporation (each, a “Significant Subsidiary”) to appoint one individual designated by LM III to serve as a member of the board of directors, and compensation and governance committees, of each Significant Subsidiary.

(c) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as-converted basis), the Corporation will, through all necessary actions required to be taken by the Board, in connection with any election of members of the Board that includes the position held by the Purchaser Designee because of the expiration of the term of office of the Purchaser Designee, subject to any required regulatory approval or non-objection, nominate the person designated by LM III as the successor Purchaser Designee for election to the Board for a four (4) year term, and the Corporation will do any and all other lawful things in its power to cause that person to be elected to the Board for a four (4) year term. If the Purchaser Designee ceases to serve as a director for any reason other than the expiration of the Purchaser Designee’s term of office or his resignation in accordance with Section 14(e), the Corporation, through all necessary actions required to be taken by the Board, will cause the vacancy created thereby to be filled by appointing a successor Purchaser Designee, subject to any required regulatory approval or non-objection. If the successor Purchaser Designee is not elected to the Board by the shareholders of the Corporation, or not appointed by the Corporation, the Corporation, through all necessary actions required to be taken by the Board, will immediately take all actions necessary, including increasing the size of the Board, in order to appoint, and shall appoint, the successor Purchaser Designee to the Board for a four (4) year term from and after the date of appointment, notwithstanding any limitation set forth in this Agreement, the Corporation’s by-laws, or elsewhere, including with respect to the size of the Board. Upon any such election or appointment under this subsection (c), the Corporation, through all necessary actions required to be taken by the Board, will appoint the Purchaser Designee to serve as a member of the Compensation and Nominating and Corporate Governance Committees (or if such committees cease to exist or are restructured, committees that are their successors or that have responsibilities substantially similar to such committees) of the Corporation.

(d) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as-converted basis), the Corporation will take all actions necessary and appropriate to appoint and to cause each Significant Subsidiary to appoint, and to elect, the person who is the Purchaser Designee or such other individual designated by LM III from time to time to serve as a member of the boards of directors, and compensation and governance committees, of each Significant Subsidiary.

(e) In the event that the collective ownership interest of the holders of Series C Preferred falls to 9.9% or less of the outstanding Collective Common Stock (whether directly or on an as-converted basis), upon the written request of the Corporation, the Purchasers shall cause their designees to the Board and to the boards of directors of each Significant Subsidiary to promptly tender their respective resignations from the boards of directors in a form reasonably satisfactory to the Corporation and each Significant Subsidiary.

(f) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as-converted basis), the Board and the board of directors of the Bank shall not exceed fourteen persons. Notwithstanding the foregoing, the Board may exceed fourteen persons to the extent necessary to enable the Corporation to comply with its obligations under subsection (c) above in the event that the Purchaser Designee is not elected or appointed to the Board and to comply with the Preferred Director Provisions (as defined in the Corporation’s by-laws) as provided for in the Corporation’s by-laws in effect on the date hereof.

(g) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as-converted basis), the Corporation will not (i) Transfer any securities, other than Company Common Stock issued pursuant to stock option agreements executed prior to the date hereof pursuant to the Corporation’s 2006 Stock Option Plan (the “Plan”) to Persons who are not members of the Board, or (ii) enter into or issue any stock option agreement pursuant to the Plan (each a “New Option Agreement”) or Transfer any securities pursuant to any New Option Agreement, provided, however, that the entering into of a New Option Agreement or a Transfer referred to in this sentence shall be permitted if and only if, as a precondition, the option holder in the New Option Agreement or the transferee in the Transfer agrees in a writing, reasonably satisfactory in form and substance to Investor, to be bound by the Affiliated Stockholders’ Agreement (as defined in Section 19 of the Purchaser Conditions Annex). Any attempted entering into of a New Option Agreement or Transfer of Shares or any interest therein in violation hereof shall be null and void, and the Corporation agrees that no such Transfer shall be recorded on the Corporation’s books and records, and the purported transferee in any such Transfer shall not be treated as the owner of such Shares.

15. Observer Rights.

(a) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as converted basis), LM III shall have the right to designate one non-voting observer to the Board (the “Board Observer”). The Corporation shall notify the Board Observer of all regular and special meetings of the Board, including all regular and special meetings of any committee of the Board, at the same time and in the same manner as the Purchaser Designee and shall also provide the Board Observer with copies of all notices, minutes, consents and other materials provided to all members of the Board concurrently as such materials are provided to such members. The Board Observer shall have the right to be present and take notes during meetings of the Board, provided, however, that the Board

Observer shall have no right to participate in discussions or vote at such meetings.

(b) For so long as the holders of the Series C Preferred hold collectively more than 9.9% of the outstanding Collective Common Stock (whether directly or on an as converted basis), LM III shall have the right to designate one non-voting observer to each of the board of directors of each Significant Subsidiary (each, a “Significant Subsidiary Board Observer”). Each Significant Subsidiary shall notify its respective Significant Subsidiary Board Observer of all regular and special meetings of the board of directors of such Significant Subsidiary, including all regular and special meetings of any committee of such board, at the same time and in the same manner as the Purchaser Designee and shall also provide, as applicable, to its Significant Subsidiary Board Observer with copies of all notices, minutes, consents and other materials provided to all members of the board of directors of such Significant Subsidiary concurrently as such materials are provided to such members. Such Significant Subsidiary Board Observer shall have the right to be present at and take notes during meetings of the board of directors of each Significant Subsidiary, provided, however, that such Significant Subsidiary Board Observer shall have no right to participate in discussions or vote at such meetings.

5. The following definitions will be added to the Definitions Annex of the Agreement in the appropriate position determined by alphabetical order:

“Affiliated Stockholders’ Agreement” has the meaning set forth in Section 19 of the Purchaser Conditions Annex.

“Board Observer” has the meaning set forth in Section 15(a) of the Covenants Annex.

“New Option Agreement” has the meaning set forth in Section 14(h) of the Covenants Annex.

“Plan” has the meaning set forth in Section 14(h) of the Covenants Annex.

“Purchaser Designee” has the meaning set forth in Section 14(a) of the Covenants Annex.

“Significant Subsidiary” has the meaning set forth in Section 14(b) of the Covenants Annex.

“Significant Subsidiary Board Observer” has the meaning set forth in Section 15(b) of the Covenants Annex.

“Stockholders’ Agreement” has the meaning set forth in Section 19 of the Purchaser Conditions Annex.

6. Part 6 of Exhibit A-1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“Part 6. Voting Rights. The holders of the Series C Preferred shall be entitled to notice of all meetings of the holders of Collective Common Stock in accordance with the Corporation’s bylaws, and except as otherwise required by applicable law, the holders of the Series C Preferred shall be entitled to vote on all matters submitted for a vote to the holders of Collective Common Stock. The holders of the Series C Preferred shall vote together with the holders of the Collective Common Stock as a single class with each holder of Collective Common Stock entitled to one (1) vote per share of Collective Common Stock and each holder of the Series C Preferred entitled to one (1) vote for each share of Conversion Stock that would be issuable upon conversion of the Series C Preferred if such Series C Preferred were converted into Conversion Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote. Notwithstanding anything to the contrary herein, in all matters that entitle the holder of two or more classes or series of shares to vote as separate voting groups under the applicable Pennsylvania business corporation laws and in which the holders of Series C Preferred are affected in the same or a substantially similar way, the holders of the Series C Preferred so affected must vote together as a single voting group.”

7. Sections 1.16 and 9.4 of Exhibit C to the Agreement shall be amended and replaced in their entirety with the following:

“1.16 Election of Directors

Only candidates for director who have been duly nominated in accordance with section 2.5 of these bylaws and Section 14 of the Covenants Annex to that certain Preferred Stock Purchase Agreement made and entered into as of April 24, 2012, by and among the Corporation, LM III TriState Holdings LLC and LM III-A TriState Holdings LLC, as amended from time to time (the “Preferred Stock Purchase Agreement”), shall be eligible for election. In elections for directors (other than Preferred Directors), voting need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. The duly nominated candidates receiving the highest number of votes from each class or group of classes, if any, entitled to elect directors separately, up to the number of directors to be elected by the class or group of classes, shall be elected, except that directors appointed pursuant to Section 7(b) to Schedule A - Standard Provisions of each of the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of the Corporation and the Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of the Corporation (such directors being hereinafter collectively referred to as “Preferred Directors” and such sections of such certificates being hereinafter collectively referred to as the “Preferred Director Provisions”) shall be elected as provided for in the Preferred Directors Provisions. If at any meeting of shareholders, directors of more than one class are to be elected, each class of directors shall be elected in a separate election.”

“9.4 Amendment of Bylaws

These bylaws may be amended or repealed, and new bylaws may be adopted, by approval of such by the board of directors, except where the power to repeal, adopt, or amend a bylaw on any subject is expressly committed to the shareholders by the Pennsylvania Business Corporation Law of 1988, as it may be amended, and subject always to the power of the shareholders to change any action taken by the board. Any change in the bylaws shall take effect when adopted unless otherwise provided in the resolution effecting the change. Notwithstanding anything to the contrary in these Bylaws, the board of directors shall not amend or repeal or adopt new bylaws if such action would impair or adversely affect the rights provided for in (i) Section 14 or Section 15 of the Covenants Annex to the Preferred Stock Purchase Agreement, (ii) the Certificate of Designation of the Perpetual Convertible Preferred Stock, Series C (the “Series C Preferred”) of the Corporation, or (iii) the rights of the holders of Series C Preferred provided for in these Bylaws, regardless of whether the shareholders have previously adopted or approved the bylaw being amended or repealed.”

8. Except as expressly amended or modified hereby, each term, provision, Annex, Exhibit and Schedules to the Agreement is hereby ratified and confirmed and will and does remain in full force and effect. This Amendment and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws, and not the laws pertaining to choice or conflict of laws, of the Commonwealth of Pennsylvania. This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment. Descriptive headings of the Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment No. 1 to the Preferred Stock Purchase Agreement as of the date first written above.

LM III TRISTATE HOLDINGS LLC

By:	LOVELL MINNICK EQUITY PARTNERS III LP, its managing member

By: Lovell Minnick Equity Advisors III LP, its general partner

By: Fund III UGP LLC, its general partner

By: Lovell Minnick Partners LLC, its managing member

By:	/s/ James E. Minnick
Name:	James E. Minnick
Title:	President and Managing Director

LM III-A TRISTATE HOLDINGS LLC

By:	LOVELL MINNICK EQUITY PARTNERS III-A LP, its managing member

By: Lovell Minnick Equity Advisors III LP, its general partner

By: Fund III UGP LLC, its general partner

By: Lovell Minnick Partners LLC, its managing member

By:	/s/ James E. Minnick
Name:	James E. Minnick
Title:	President and Managing Director

TRISTATE CAPITAL HOLDINGS, INC.

By:	/s/ James F. Getz
Name:	James F. Getz
Title:	Chairman and Chief Executive Officer

SCHEDULE B

to the

Preferred Stock Purchase Agreement made and entered into

as of April 24, 2012, by and among

TriState Capital Holdings, Inc. and each of LM III TriState Holdings LLC and LM III-A TriState Holdings LLC

1.	Helen Hanna Casey, personally and with Stephen Casey JT TEN

2.	E.H. (Gene) Dewhurst

3.	Falcon Seaboard Investment Company LP

4.	James J. Dolan and Patricia D. Dolan, JTWROS

5.	Michael J. Farrell

6.	Farrell Family Partnership Second

7.	James F. Getz, personally, through Getz Enterprises, and in the name of James F. and Elinor Getz

8.	James H. Graves

9.	A. William Schenck III

10.	A. William Schenck III Revocable Trust UAD 11/06/2009

11.	Richard B. Seidel

12.	Mark L. Sullivan

13.	John B. Yasinsky and Marlene A. Yasinsky JT TEN

14.	Richard A. Zappala

9